Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (Form S-8 No. 333-00000) pertaining to the 2010 Stock Incentive Plan of Virgin Media Inc. of our reports dated February 26, 2010, with respect to the consolidated financial statements and schedule of Virgin Media Inc. and subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2009, and the effectiveness of internal control over financial reporting of Virgin Media Inc. and subsidiaries filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

London, England
16 June 2010